EXHIBIT 99.1

Hi-Tech Pharmacal Acquires ECR Pharmaceuticals

AMITYVILLE, N.Y., March 2, 2009 -- Hi-Tech Pharmacal Co., Inc. (NASDAQ:HITK) announced today the signing of a definitive agreement under which Hi-Tech acquired the assets of ECR Pharmaceuticals, a privately held branded specialty pharmaceutical company for $5.1 million in an all-cash transaction, which will be paid over an eight month period.  Additionally, Hi-Tech may pay up to $4.0 million in performance incentives tied to future ECR product sales and profits. Under the terms of the acquisition Hi-Tech receives rights to ECR’s product line, including branded prescription products for the treatment of allergy, headache and dermatitis/poison ivy.  ECR Pharmaceuticals has 45 sales representatives promoting products to physicians and pharmacists in 12 mid-Atlantic and southern states.  ECR had net sales of $13.2 million and operating income of $2.0 million in calendar 2008.   The company will continue to operate under the name ECR Pharmaceuticals.

“This acquisition allows Hi-Tech to capitalize on ECR’s growing sales, and brings experienced management with a successful track-record developing new products,“ said David Seltzer, President and CEO of Hi-Tech Pharmacal.  “The addition of ECR makes Hi-Tech a more diverse and flexible company, as we have an additional outlet to market differentiated products currently in development. We believe that the ECR acquisition will be earnings accretive and cash flow positive in the near term, and contribute to the Company’s long term growth.”

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing generic and branded products. The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. The Company's Health Care Products Division is a leading developer and marketer of branded prescription and OTC products for the diabetes marketplace.

Forward-looking statements (statements which are not historical facts) in this Press Release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not promises or guarantees and investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to the impact of competitive products and pricing, product demand and market acceptance, new product development, the regulatory environment, including without limitation, reliance on key strategic alliances, availability of raw materials, fluctuations in operating results and other results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward looking statements which speak only as of the date made. Hi-Tech is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Hi-Tech Pharmacal Co., Inc.
William Peters, CFO, 631-789-8228